Exhibit 10.1

New York November 29th, 2023

Mr. Velco Farina

Esvee Inc.

509 Madison Avenue suite 1510

New York NY 10022

Dear Mr. Farina,

Subject: Appointment to the Board of Directors of Micromobility.com

We are pleased to inform you that the Board of Directors of Micromobility.com has approved your appointment as a member of the Board, effective December 1st, 2023. Your unique blend of experience and expertise in management consulting, corporate strategy, and technology innovation makes you an ideal fit for our organization as we continue to navigate the evolving landscape of urban mobility solutions.

Role and Responsibilities

As a Board Member, you will be expected to:

●	Attend and actively participate in all scheduled board meetings.
●	Provide strategic guidance and oversight to ensure the company achieves its business objectives while upholding its values and ethics.
●	Advise on key business decisions and contribute to the development of short and long- term strategic plans.
●	Monitor the effectiveness of the company's governance practices and recommend improvements.
●	Serve on committees or task forces and take on special assignments as needed.

Term

Your appointment will be for a term of one year, subject to renewal as per the company's bylaws and board policies.

Remuneration and Expenses:

Remuneration fees are set at $75,000 payable in equal quarterly amounts of $18,750 at the beginning of each quarter. $10,000 for chairing a committee.

Confidentiality and Compliance:

As a board member, you are required to maintain confidentiality of privileged information and comply with all applicable laws and regulations, as well as company policies and procedures.

Please confirm your acceptance of this appointment by signing and returning the enclosed copy of this letter.

We look forward to your valuable contributions to Micromobility.com and are confident that your involvement will be immensely beneficial to our continued growth and success.

Sincerely,

Salvatore Palella

/s/ Salvatore Palella

CEO/Founder - micromobility.com

For acceptance:

Velco Farina

/s/ Velco Farina

November 30th, 2023